   As filed with the Securities and Exchange Commission on February 26, 1999

                                                       Registration No. 333-____
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 ------------

                       REGISTRATION STATEMENT ON FORM S-8
                                     under
                           THE SECURITIES ACT OF 1933

                                 ------------

                            AXENT TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                      2400 Research Boulevard, Suite 200
     DELAWARE                             Rockville, Maryland  20850               87-0393420
                                                 (301) 258-5043
(State or other jurisdiction         (Address of principal executive offices)     (I.R.S. Employer
 of incorporation or                                                             Identification No.)
 organization)

                           AXENT Technologies, Inc.
                   Internet Tools 1997 Equity Incentive Plan
                           (Full Title Of The Plan)

                                                    COPY TO:
JOHN C. BECKER                                      EDWIN M. MARTIN, ESQ.
AXENT Technologies, Inc.                            Piper & Marbury L.L.P.
2400 Research Boulevard, Suite 200                  1200 Nineteenth Street, N.W.
Rockville, Maryland  20850                          Washington, D.C. 20036
(301) 258-5043                                      (202) 861-3900


(Name, address and telephone number, including area code, of agent for service)
                              -------------------

                                             CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
   Title Of Securities         Amount To Be         Proposed Maximum         Proposed Maximum            Amount of
     To Be Registered          Registered(1)     Offering Price Per Share  Aggregate Offering Price     Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock (par              46,806                $0.96/(2)/              $44,933.76/(2)/            $12.50(2)
 value $.02 per share)
----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Internet Tools 1997 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2) Calculated pursuant to Rule 457(h) on the basis of an exercise price of $0.96 per share.

    This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of registered securities will begin as soon as practicable after such effective date.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ----------------------------------------

     The following documents and information previously filed with the Securities and Exchange Commission by AXENT are hereby incorporated by reference in this Registration Statement:

     SEC File No.: 000-28100                            Period/Filing Date
     -----------------------                            ------------------
Annual Report on Form 10-K                            Year ended December 31, 1997
Quarterly Reports on Form 10-Q......................  Quarter ended March 31, 1998, June 30, 1998, and September 30, 1998
Definitive Proxy Statement..........................  Filed on April 29, 1998
Current Report on Form 8-K..........................  Filed on February 20, 1998
Registration Statement on Form 8-A..................  Filed on March 29, 1996, including any amendment or report
(for description of AXENT's common stock)             filed for the purpose of updating the description of
                                                      AXENT's common stock

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.  The Common Stock being registered pursuant
          --------------------------
to this registration statement is part of a class of securities registered under
Section 12 of the Exchange Act. A description of such securities is contained in AXENT's registration statement on Form 8-A under the Exchange Act, and is incorporated herein by reference.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          ---------------------------------------

     Counsel for the Company, Piper & Marbury L.L.P., Washington, D.C., has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable. Certain members of Piper & Marbury L.L.P., or investment partnerships of which such persons are partners, beneficially own approximately 500 shares of the Company's Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

    Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and employees of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary, and the Registrant has entered into indemnification agreements with its directors and executive officers to that effect. Section 145 empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions and the Registrant maintains such insurance providing coverage of up to $7 million with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

        At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.
          -----------------------------------

ITEM 8.   EXHIBITS.
          --------

     Exhibit
     Number    Description
     ------    -----------

     5.1 Opinion of Piper & Marbury L.L.P., as to the legality of securities being registered.

     10.1      Internet Tools 1997 Equity Incentive Plan.

     23.1      Consent of Counsel (contained in Exhibit 5.1).

     23.2      Consent of Independent Accountants.

     24.1      Power of Attorney (included in signature pages).


ITEM 9.   UNDERTAKINGS.
          ------------

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and the State of Maryland on this 25th day of February, 1999.

                               AXENT TECHNOLOGIES, INC.


                               By: /s/ John C. Becker
                                  ------------------------------------------
                                  John C. Becker, President, Chief Executive
                                  Officer and Director



                               POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below in so signing also makes, constitutes and appoints John C. Becker, Gary Ford, and Edwin M. Martin, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement on Form S-8, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

A Majority of the Board of Directors:

Signature                                          Title                                   Date
---------                                          -----                                   ----

/s/ John C. Becker                       Chairman of the Board, Chief                 February 25, 1999
-----------------------------------     Executive Officer and Director
John C. Becker



/s/ Robert B. Edwards, Jr.                      Vice President,                       February 25, 1999
-----------------------------------       Chief Financial Officer and
Robert B. Edwards, Jr.                             Treasurer



/s/ Richard A. Lefebvre                            Director                           February 25, 1999
-----------------------------------
Richard A. Lefebvre



/s/ Gabriel A. Battista                            Director                           February 25, 1999
-----------------------------------
Gabriel A. Battista



/s/ John F. Burton                                 Director                           February 25, 1999
-----------------------------------
John F. Burton



/s/ Timothy A. Davenport                           Director                           February 25, 1999
-----------------------------------
Timothy A. Davenport



/s/ Kevin A. McNerney                              Director                           February 25, 1999
-----------------------------------
Kevin A. McNerney


                                 EXHIBIT INDEX

     Exhibit
     Number   Description
     ------   -----------

     5.1      Opinion of Piper & Marbury L.L.P. (contains Consent of Counsel).

     10.1     Internet Tools 1997 Equity Incentive Plan.

     23.1     Consent of Counsel (contained in Exhibit 5.1).

     23.2     Consent of Independent Accountants.

     24.1     Power of Attorney (included in signature pages).